Exhibit 99.2

Hennessy Advisors, Inc. Acquires The Westport Funds Bringing Assets Under Management to $6.8 Billion

NOVATO, Calif., Sept. 23, 2016 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the acquisition of assets related to the management of The Westport Funds. As a result, the Westport Fund and the Westport Select Cap Fund will be reorganized into the Hennessy Cornerstone Mid Cap 30 Fund (HIMDX). This acquisition represents approximately $440 million in assets, bringing total assets managed by Hennessy Advisors, Inc. to $6.8 billion.

"I want to thank the shareholders of The Westport Funds for their vote of confidence. We welcome Westport shareholders to the Hennessy family of funds, and we will strive to deliver strong investment management and performance, while providing superior customer service," said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. "We are excited to close another successful acquisition and believe this demonstrates our commitment to consistently pursue opportunities to grow our business for the benefit of our shareholders," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, Phone: 800-966-4354